EXHIBIT 10.1

                              RANCHER ENERGY CORP.

                         EXECUTIVE EMPLOYMENT AGREEMENT
                                JON C. NICOLAYSEN


         This Executive Employment Agreement is made on this 27th day of October, 2009 by and between Jon C. Nicolaysen , with a business address of 999 18th Street, Suite 3400, Denver, Colorado 80202 ("Employee"), and Rancher Energy Corp., a Nevada Corporation, with a business address of 999 18th Street, Suite 3400, Denver, Colorado 80202 ("Company"). Employee and Rancher, may each be referred to herein, individually, as a "Party", or collectively, as "the Parties", each term shall include their respective successors and assigns.

     WHEREAS, the Company wishes to engage Employee's services upon the terms and conditions hereinafter set forth; and

         WHEREAS, Employee wishes to be employed by the Company upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and mutual promises set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment; Duties. The Company hereby agrees to employ Employee effective as of the Effective Date as its President and Chief Executive Officer, and in any other executive capacity as the Company shall determine is necessary or appropriate in connection with the operation of the Company, and Employee hereby agrees to serve in such capacity. Employee's principal area of responsibility, subject to modification by the Company, shall be to serve as the chief operating officer and chief executive officer of the Company, and discharge the duties incident to said offices. The Employee shall at all times report to and take direction from, the Board of Directors, and shall perform such additional duties not inconsistent with his position as shall be designated from time to time by the Company.

2. Best Efforts. Employee agrees to use his best efforts to promote the interests of the Company on a full-time basis, and shall, except for illness, reasonable vacation periods and leaves of absence, devote his full business time and energies each week to the business and affairs of the Company. Employee is already engaged in outside business activities, including oil and gas development, and shall be permitted to continue to perform those outside activities, provided that such outside activities do not interfere with the performance of Employee's duties, and further provided that during employment with the Company, Employee shall disclose any new outside activities to the Company. Employee may also engage in work for charitable, benevolent, civic or educational purposes so long as such endeavors do not interfere with Employee's duties hereunder.

3. Term of Agreement. The term of this Agreement shall commence on October 1, 2007 (the "Effective Date") and such term and the employment hereunder shall continue, unless earlier terminated in accordance with the terms of Paragraph 5,

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for a period of one year (the  "Original  Term").  The  Original  Term  shall be extended automatically for additional one-year periods (each a "Renewal Term") unless notice that this Agreement will not be extended is given by either party to the other at least 30 days prior to the expiration of the Original Term or any Renewal Term. The period of employment of Employee by the Company, commencing with the Effective Date and continuing until termination of the employment by notice hereunder, in accordance with Paragraph 5 or otherwise shall be known as the "Term of Employment."

4.       Compensation.

     4.1 Base Salary. As compensation for Employee's services rendered hereunder, the Company shall pay to Employee a base salary at an annual rate equal to One Hundred Twenty Thousand ($120,000.00) per year (the "Base Salary"). The Base Salary shall thereafter be increased annually at the greater of (i) five percent (5%) or (ii) such other increase as may be approved by the Board of Directors. The Base Salary shall be payable to Employee on a bi-weekly basis, in accordance with the Company's standard policies for management personnel.

     4.2 Incentive Compensation. With respect to each calendar year, or portion thereof, Employee shall be eligible to receive incentive compensation or a bonus, payable solely in the discretion of the Board of Directors. Members of the compensation committee, or in the absence thereof, the entire Board, shall meet with the Employee not less frequently than semi-annually to consider the amount or nature of this compensation.

     4.3 Benefits. Employee shall be entitled to participate in all benefit programs established by the Company and generally applicable to the Company's executive employees. Employee shall also be reimbursed for reasonable and necessary business expenses incurred in the course of his employment with the Company pursuant to Company policies as established from time to time.

     4.4 Vehicle Allowance. Employee shall be entitled to a Company-provided vehicle or a monthly allowance of Five Hundred Dollars ($500.00).

     4.5 Legal Fees. Employee shall be entitled to reimbursement of reasonable legal fees associated with the negotiating, drafting and execution of this Agreement.

     4.6 Excise Tax Restoration Payment. In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company's assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code") or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments) would be subject to such excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties are collectively referred to as the "Excise Tax"), then the


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     Employee shall be entitled to receive an additional payment (an "Excise Tax
     Restoration Payment") in an amount that shall fund the payment by the Employee of any Excise Tax on the Total Payments as well as all income taxes imposed on the Excise Tax Restoration Payment, any Excise Tax imposed on the Excise Tax Restoration Payment and any interest or penalties imposed with respect to taxes on the Excise Tax Restoration Payment or any Excise Tax, except where the interest or penalties are the result of the negligence or willful failure of the Employee to file a return in a timely manner or report the Total Payments appropriately.

5.       Termination of Employment Relationship.

     5.1 Death or Incapacity. This Agreement shall terminate immediately upon the death or Total Disability of Employee, and in such event, the Employee shall have no further claim against the Company for compensation or benefits hereunder. The Board of Directors shall make a determination of the Total Disability of the Employee based upon the definition of disability and terms contained in the Company's disability insurance policy, or if none, based upon the inability of the Employee to perform the material functions of his job. Any such determination by the Board shall be evidenced by its written opinion delivered to the Employee. Such written opinion shall specify with particularity the reasons supporting such opinion and be manually signed by at least a majority of the Board.

     5.2 Termination. This Agreement may be terminated by either Employee or Company, with or without cause, by giving fifteen (15) days written notice to the other Party.

     5.3 Payment Upon Termination. After the expiration of the Original Term (12 months) of this Agreement, if this Agreement is terminated by the Company prior to the completion of an ongoing Renewal Term, Employee shall be entitled to one (1) months severance pay and benefits, and be entitled to all reasonable reimbursable business expenses incurred by Employee and the Base Salary and benefits earned by Employee prior to the date of termination.

6.       Non-Competition/Trade Secrets.

     6.1 Non-Competition. The Employee is currently engaged in oil and gas development in Wyoming as part of his outside activities. Upon termination of Employee, as provided in this Agreement, Employee shall not be restricted in competing with the Company.

     6.2 Trade Secrets. The Employee will keep confidential any trade secrets or confidential or proprietary information of the Company and its affiliates which are now known to him or which hereafter may become known to him as a result of his employment or association with the Company and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Company or its affiliates during and at


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     all times after the expiration of the Term of  Employment.  For purposes of this Agreement, "trade secrets or confidential or proprietary information" means information unique to the Company or any of its affiliates which has a significant business purpose and is not known or generally available from sources outside the Company or any of its affiliates or typical of industry practice. Trade secrets or confidential or proprietary information may include information with respect to the Company's personnel records, present and prospective products, systems, customers, agents, processes, and sales and marketing methods.

     6.3 It is agreed that Employee's services are unique, and that any breach or threatened breach by Employee of any provisions of this Paragraph 6 may not be remedied solely by damages. Accordingly, in the event of a breach or threatened breach by Employee of any of the provisions of this Paragraph 6, the Company shall be entitled to injunctive relief, restraining Employee and any business, firm, partnership, individual, corporation, or entity participating in such breach or attempted breach, from engaging in any activity which would constitute a breach of this Paragraph 6. Nothing herein, however, shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

     6.4 The provisions of this Paragraph 6 shall survive the termination of this Agreement and the termination of Employee's employment.

7.       Miscellaneous.

     7.1 Assignment. This Agreement is for services predicated upon the special abilities or knowledge of Employee, and Employee shall not assign this Agreement in whole or in part without prior written consent of Rancher.

     7.2 Severability. In the event that any of the provisions of this Agreement shall be held to be invalid or unenforceable, the remaining provisions shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.

     7.3 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes any prior agreement or understanding relating to the subject matter of this Agreement. THERE ARE NO ORAL AGREEMENTS CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT.

     7.4 Binding Agreement/Modification. This Agreement shall be effective as of the date hereof and shall be binding upon and inure to the benefit of the successor or assign of either Party. This Agreement may be modified or amended only by a duly authorized written instrument executed by the Parties.

     7.5 Waiver. The failure of either Party at any time to require performance of the other Party of any provision of this Agreement shall in no way affect the right of such Party thereafter to enforce the same provision,

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     nor shall the waiver by either Party of any breach of any provision  hereof be taken or held to be a waiver of any other or subsequent breach, or as a waiver of the provision itself.

     7.6 Construction. The Recitals to this Agreement shall be deemed a substantive part of this Agreement. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions of this Agreement.

     7.7 Opportunity to Consult Counsel. The Parties hereto represent and agree that, prior to executing this Agreement, each has had the opportunity to consult with independent counsel concerning the terms of this Agreement.

     7.8 Arbitration. Any dispute between Employee and Rancher with respect to this Agreement shall be submitted to binding arbitration in Arapahoe County, Colorado pursuant to the rules of the Colorado Uniform Arbitration Act of 1975 then in effect and before an arbitrator fully licensed and authorized by any and all applicable rules, statutes, regulations or the like to hear such cases in the State of Colorado. The arbitrator shall have the power to award any legal or equitable remedies that would be available in proceedings conducted before a state or federal court of competent jurisdiction in Colorado. Judgment on the award of the arbitrator may be entered in any court of competent jurisdiction. All arbitration proceedings and the results thereof shall be confidential, except to the extent that any Party is required to make disclosure concerning such proceedings under applicable law.

     7.9 Attorney Fees. In the event of any dispute, arbitration, litigation between the Parties or proceeding before any court of competent jurisdiction, the prevailing Party shall be entitled to reasonable attorney fees, costs and expenses.

     7.10 Survival. The rights and obligations of the Parties shall survive the term of this Agreement to the extent that any performance is required under this Agreement after the expiration or termination of this Agreement.

     7.11 Fax Transmittals/Counterparts. The Parties agree that a fax transmittal of this Agreement, and any addendums and modifications thereto, shall be binding upon the Parties hereto. This Agreement, and any addendums or modifications thereto, may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.12 Notices. Any notice to be given hereunder by either Party to the other may be effected in writing by personal delivery, or by mail, certified with postage prepaid, or by overnight delivery service. Notices sent by mail or by an overnight delivery service shall be addressed to the Parties at the



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     addresses  appearing following their signatures below, but either Party may change its address by written notice in accordance with this paragraph.

     7.13 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado.

In witness whereof, the Parties have caused this Executive Employment Agreement to be executed as of the date set forth above.


Employee:                               Rancher:

-------------------------------------   Rancher Energy Corp.
Jon C. Nicolaysen          Date

                                        ----------------------------------
                                        A. L. (Sid) Overton, Chairman   Date
Address: Jon C. Nicolaysen
         999 18th Street, Suite 3400    Address: 999 18th Street, Suite 3400
         Denver, Colorado 80202                  Denver, Colorado 80202





























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